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                                 EXHIBIT 8. (a)

                        Consent of Deloitte & Touche LLP
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INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 2 to Registration Statement No. 333-81057 of Acacia National Variable Life Insurance Separate Account I of our reports dated April 7, 2000, on the statutory basis financial statements of Acacia National Life Insurance Company and the financial statements of the subaccounts of Acacia National Variable Life Insurance Separate Account I appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

Lincoln, Nebraska
April 21, 2000